                                                                    EXHIBIT 99.1


                                Xenotech, L.P.
                       (a development stage enterprise)


                             Financial Statements


               Years ended December 31, 1996, 1995, and 1994 and
                     period from inception (June 12, 1991)
                             to December 31, 1996

            with Report of Ernst & Young LLP, Independent Auditors


                                Xenotech, L.P.
                       (a development stage enterprise)


                             Financial Statements


               Years ended December 31, 1996, 1995, and 1994 and
                     period from inception (June 12, 1991)
                             to December 31, 1996




                                   CONTENTS


Report of Ernst & Young LLP, Independent Auditors....................   1

Audited Financial Statements


Balance Sheets.......................................................   2
Statements of Operations.............................................   3
Statement of Partners' Capital.......................................   4
Statements of Cash Flows.............................................   5
Notes to Financial Statements........................................   6




               Report of Ernst & Young LLP, Independent Auditors


The Partners
Xenotech, L.P.

We have audited the accompanying balance sheets of Xenotech, L.P. (a development stage enterprise) as of December 31, 1996 and 1995, and the related statements of operations, partners' capital and cash flows for the years ended December 31, 1996, 1995, and 1994 and the period from inception (June 12, 1991) to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xenotech, L.P. (a development stage enterprise) at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995, and 1994 and the period from inception (June 12, 1991) to December 31, 1996, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

Palo Alto, California
January 27,  1997

                                Xenotech, L.P.
                       (a development stage enterprise)

                                Balance Sheets

                                                                              DECEMBER 31,
                                                                           1996         1995
                                                                         ---------------------
          ASSETS

          Cash                                                           $292,592   $  949,931
          Prepaid expenses and other current assets                       199,857      148,997
                                                                         ---------------------
          Total current assets                                            492,449    1,098,928

          Equipment at cost                                                     -      324,274
          Accumulated depreciation                                              -      (96,097)
                                                                         ---------------------
          Equipment, net                                                        -      228,177

          Note receivable                                                       -       30,000
                                                                         ---------------------
                                                                         $492,449    1,357,105
                                                                         =====================

          LIABILITIES AND PARTNERS' CAPITAL

          Accrued liabilities                                            $ 58,629   $  351,224
          Deferred revenue received from partners                               -      250,000
                                                                         ---------------------
          Total current liabilities                                        58,629      601,224

          Partners' capital:
               Paid - in capital                                       36,486,391       30,194,570
                                                                                                 0
               Deficit accumulated during the development stage       (36,052,571)     (29,438,689)
                                                                     -----------------------------
          Total partners' capital                                         433,820          755,881
                                                                     -----------------------------
                                                                     $    492,449     $  1,357,105
                                                                     =============================





                            See accompanying notes.
                                Xenotech, L.P.
                       (a development stage enterprise)

                           Statements of Operations

                                        PERIOD FROM
                                         INCEPTION
                                     (JUNE 12, 1991) TO
                                         DECEMBER 31,                  YEAR ENDED DECEMBER 31,
                                            1996                  1996          1995         1994
                                  -------------------------------------------------------------------
Research revenues from partners             $10,031,572         $1,912,500   $ 4,746,606  $ 3,372,466

Expenses:
  Research and development                   44,711,706          8,239,497    11,270,109    7,710,411
  General and administrative                  1,541,194            307,532       656,363      316,193
                                  -------------------------------------------------------------------
          Total expenses                     46,252,900          8,547,029    11,926,472    8,026,604

          Interest income                       168,757             20,647        50,518       48,704

                                  ------------------------------------------------------------------
          Net loss                          $36,052,571         $6,613,882   $ 7,129,348   4,605,434
                                  ==================================================================








                                XENOTECH, L.P.
                       (a development stage enterprise)
                        Statement of Partners' Capital

                                                  GENERAL                LIMITED PARTNERS          TOTAL PARTNERS
                                                  PARTNER                JT             CG             CAPITAL
                                                 ----------------------------------------------------------------
          Capital contribution at inception      $ 60,000           $ 4,750,000    $         -        $ 4,810,000

          Capital distribution of interest
          income                                        -                     -        (33,660)           (33,660)

          Net loss                                (47,203)           (4,705,222)        32,149         (4,720,276)
                                                 ----------------------------------------------------------------

          Balance at December 31, 1991             12,797                44,778         (1,511)            56,064

          Capital contribution                    130,000             5,500,000              -          5,630,000

          Capital distribution of interest
          income                                        -                     -         (1,211)            (1,211)

          Net loss                                (55,317)           (5,480,576)         4,223         (5,531,670)
                                                 ----------------------------------------------------------------
          Balance at December 31, 1992             87,480                64,202          1,501            153,183

          Capital contribution                     12,000             6,800,000        700,000          7,512,000

          Net loss                                (74,520)           (6,770,071)      (607,370)        (7,451,961)
                                                 ----------------------------------------------------------------

          Balance at December 31, 1993             24,960                94,131         94,131            213,222

          Capital contribution                     40,072             5,000,000              -          5,040,072

          Net loss                                (46,054)           (4,779,690)       220,310         (4,605,434)
                                                 ----------------------------------------------------------------

          Balance at December 31, 1994           $ 18,978           $   314,441    $   314,441        $   647,860

          Capital contribution                     72,369             4,832,500      2,332,500          7,237,369

          Net loss                                (71,294)           (4,779,027)    (2,279,027)        (7,129,348)
                                                 ----------------------------------------------------------------

          Balance at December 31, 1995           $ 20,053           $   367,914    $   367,914        $   755,881

          Capital contribution                     63,027             3,114,397      3,114,397          6,291,821

          Net loss                                (66,139)           (3,273,872)    (3,273,872)        (6,613,882)
                                                 ----------------------------------------------------------------

          Balance at December 31, 1996             16,941               208,439        208,439            433,820
                                                 ================================================================

                            See accompanying notes.

                                XENOTECH, L.P.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. ORGANIZATION AND BUSINESS

Xenotech, L.P., a California limited partnership and a development stage enterprise, (the "Partnership"), was organized on June 12, 1991 pursuant to a Limited Partnership Agreement between Xenotech, Inc. (the "General Partner"), Cell Genesys, Inc., ("Cell Genesys") and JTI Immunotech USA Inc. ("JTI"), (the "Limited Partners"), to develop genetically modified strains of mice which can produce human monoclonal antibodies, and to commercialize products generated therefrom. On July 15, 1996, CG transferred its partnership interest to Abgenix Inc. ("Abgenix"), its wholly-owned subsidiary. Together, Cell Genesys and Abgenix are referred to as ("CG").

The General Partner made an initial capital contribution of $60,000 to the Partnership, JTI made an initial capital contribution of $2.5 million to the Partnership and CG contributed a license to certain technology. In connection with its organization, the Partnership paid $1,250,000 to CG as a license fee for such technology and $1,250,000 was paid to CG for benchmarks achieved in 1991. From July 1991 through June 1993, eight quarterly capital contributions of $1,125,000 each were made by JTI to the Partnership and from July 1993 through June 1995, additional research support capital contributions were made by JTI to the Partnership in eight quarterly installments of $1,250,000 each. JTI has also contributed $2 million to the Partnership to fund benchmark payments to CG by the Partnership under a collaboration agreement. From July 1995 to December 1996, JTI and CG each made capital contributions of $5.4 million to the Partnership to support ongoing research activities.

The General Partner must make cash contributions as necessary to maintain a minimum capital balance of 1% of the total positive capital account balances for the Partnership. Since July 1995, net losses are allocated 49.5% to CG , 49.5% to JTI and 1% to the General Partner. Prior to July 1995, operating expenses were allocated 99% to JTI and 1% to the General Partner until JTI had been allocated, on a cumulative basis, partnership losses and deductions in an amount equal to the sum of JTI's total research support capital contributions and 50% of JTIs initial capital contribution. Since 1992 interest income has been allocated 49.5% to CG, 49.5% to JTI and 1% to the General Partner. No allocation of expenses and losses shall create a deficit in the Limited Partners capital accounts. Such item, to the extent it would increase or create such a deficit, shall be allocated 100% to the General Partner. Cash distributions are generally to be made in accordance with the percentage interests.

See related discussion in footnote 3 Related Party Transactions.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Research revenues from partners or their affiliates are recorded when earned as defined under the terms of the respective collaboration agreements. Payments received in advance under these agreements are recorded as deferred revenue until earned (see Notes 3 and 4).

DEPRECIATION

The Partnership depreciates equipment using the straight-line method over the estimated useful lives of the asset, generally four years.

INCOME TAXES

The financial statements include no provision for income taxes as Partnership income or loss is reported in the Partners' separate income tax returns.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. RELATED PARTY TRANSACTIONS

CG provides contract research and development services to the Partnership to develop genetically modified strains of mice which can produce human monoclonal antibodies pursuant to a collaboration agreement under which CG receives certain minimum payments. During 1996, 1995, and 1994, the Partnership paid CG $1.2 million, $5.3 million, and $5.0 million, respectively ($23.4 million for the period from inception to December 31, 1996) to perform research. Also, in both 1993 and 1992 the Partnership paid CG $1.0 million for milestone payments and in 1993 paid $1.14 million for a one-time license fee, in addition to assuming certain contingent payments in connection with the license.

In January 1994, the Partnership, CG and JTI executed an agreement creating the Xenotech Division within CG to conduct ongoing preclinical research of human monoclonal antibodies derived from the genetically modified strains of mice.

CG and Japan Tobacco Inc. ("JT"), the indirect parent company of JTI, are providing significant funding to the Partnership for research funding and in consideration of the Partnership granting marketing rights for specified products in certain territories to CG and

JT (see Note 4). The Partnership reimbursed CG for the costs of the operation of the Xenotech Division. During 1996, 1995, and 1994, the Partnership recognized expenses of $5.5 million, $5.5 million, and $2.3 million, respectively, ($13.3 million for the period from inception to December 31, 1996) which were paid to CG for the costs of operating the Xenotech Division.

Pursuant to an agreement dated June 28, 1996, the Xenotech Division was terminated as of December 31, 1996. In conjunction with this agreement, Xenotech paid Abgenix $1.2 million to satisfy Xenotech's obligations under the Xenotech Division Research Agreement. In addition, Abgenix purchased Xenotech's capital equipment at net book value, and was assigned Xenotech's note receivable, which was reflected as a reduction of capital contributions.

4. RESEARCH REVENUES

The Partnership recorded research revenues of $1.9 million, $4.7 million, and $3.4 million for the years ended December 31, 1996, 1995, and 1994, respectively. The research revenues were derived from research payments made by JT and CG. Of research payments made by JT and CG, $250,000 and $1.9 million was deferred revenue at December 31, 1995 and 1994, respectively.

5. SUBSEQUENT EVENT (UNAUDITED)

Cross License and Litigation Settlement

On March 27, 1997, Cell Genesys announced that, along with Abgenix and JTI, it had signed a comprehensive patent cross-license and settlement agreement with GenPharm International for human monoclonal antibody technology and resolving all related litigation and claims between the parties. The cross-license agreement includes a worldwide royalty free cross-license to all issued and related patent applications pertaining to the generation of fully human monoclonal antibody technologies in genetically modified strains of mice. As consideration for the settlement and cross-license agreement, Cell Genesys agreed to issue a note due September 30, 1998 for $15 million, convertible into shares of Cell Genesys common stock at $9.00 per share. The conversion price is subject to adjustment in twelve months. In addition, JTI agreed to make a cash payment to GenPharm. The agreement also calls for the Partnership to pay two potential milestone payments of $7.5 million each based on the issuance of certain foreign patents in the future.